FOR IMMEDIATE RELEASE

Spartan Motors Announces Improved Second Quarter 2004 Results
Strong Sales in RVs, Fire Truck Boost Quarter

CHARLOTTE, Michigan, July 29, 2004 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced results for the second quarter 2004, highlighted by a 41.9 percent increase in sales and a 208.8 percent increase in net earnings over the second quarter of 2003.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles reported net earnings of $2.3 million, or $0.18 per diluted share, on net sales of $78.2 million for the second quarter of 2004, versus net earnings of $0.7 million, or $0.06 per diluted share, on net sales of $55.1 million for the same quarter last year. The increase in earnings reflects strong sales gains at Spartan Chassis, up 46.3 percent, while sales for Spartan's Emergency Vehicle Team (EVTeam) companies, Crimson Fire, Crimson Fire Aerials and Road Rescue, posted a 13.5 percent increase.

"We continue to see the rewards from our focus on becoming the most desired brands and the lowest total-cost producer," said John Sztykiel, president and CEO of Spartan Motors. "During the second quarter, we posted our highest sales ever in fire truck chassis, while RV chassis sales were up 55.4 percent versus the prior year. Likewise, Crimson Fire posted its best sales quarter since the merger of Quality and Luverne at the start of 2003. Our focus on building innovative, premium products is clearly paying off in market share advances, and we expect the third quarter to continue this trend."

Second Quarter 2004 Highlights

•	Fire truck chassis sales increased 36.4 percent, complimenting the 55.4 percent increase in RV chassis sales.

•	EVTeam sales reached their highest level in seven quarters, up 13.5 percent over the prior year's second quarter.

•	Spartan generated cash flows from operations of $9.8 million with positive contributions from Crimson Fire, Road Rescue and Spartan Chassis.

•	Consolidated backlog for Spartan was $110.3 million, the highest it has been in five years, and comes while Spartan has significantly reduced lead times on most of its products.

•	During the quarter, Spartan also secured new RV chassis business that is expected to increase its RV production run rate by 60 percent beginning August 1, 2004.

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Spartan Motors: 2Q 2004 Results

Consolidated gross margin increased to 14.6 percent in the second quarter of 2004, compared to 12.8 percent for the same period in 2003. Improved production efficiencies at the EVTeam drove this improvement. Operating expenses for the second quarter increased 6.6 percent, but dropped as a percentage of sales from 13.5 in 2003 to 10.1 percent in 2004. This drop as a percentage of sales is evidence of management's focus on limiting the expansion of operating expenses even in light of significantly higher sales.

Spartan Chassis
Sales of Spartan's motorhome chassis increased for the fifth consecutive quarter, growing 55.4 percent compared to the second quarter of 2003. The addition of several new motorhome models featuring Spartan chassis, coupled with a growing RV market, drove the increase. Spartan Chassis was named the exclusive supplier of custom diesel RV chassis for three of Newmar Corp.'s motorhome product lines and six of Fleetwood's motorhome models for the 2005 model year. The incremental Newmar business began production later in the second quarter while the additional Fleetwood business will kick off production in the middle of the third quarter.

Spartan fire truck chassis sales were up 36.4 percent compared to the second quarter of 2004. The 2004 second quarter represented the best quarter ever for fire truck chassis sales, and the Company continues to forecast a record year in fire truck chassis sales based on its current backlog, bid activity and an increase in orders of higher-end fire truck chassis. Increased federal and local funding, aging fleets and demand for added emergency preparedness, in addition to the market share that Spartan has gained, bode well for the second half of 2004.

"Spartan Chassis had a great quarter, and we're forecasting even stronger results in the back half of the year," Sztykiel said. "There is still room for improvement, however, and the remainder of 2004 should see added marketing coupled with continued product innovation. Momentum is on our side, and we are focused on executing our growth plan."

Emergency Vehicle Team (EVTeam)
For the second quarter, Spartan Motors said sales in its EVTeam segment increased 13.5 percent versus the second quarter of 2003. Increased sales at Crimson Fire were offset by a decrease in sales at Road Rescue as the ambulance maker built fewer than anticipated units. Crimson Fire Aerials was on plan and shipped its first unit to Crimson Fire for body production.

"We are disappointed in the speed of Road Rescue's advances, particularly given the sizeable order backlog we've built. While Road Rescue did reduce its second quarter loss by 30 percent, we need to do much better," said Sztykiel. "At Crimson Fire, five new dealers were added in the second quarter and customers continue to respond favorably to their new STAR Series product, both of which should bode well for future sales volumes."

In an effort to accelerate the transition at Road Rescue, Spartan announced it has decided to make a change in the subsidiary's president and will look both internally and externally for a new leader. Road Rescue's remaining leadership team will report directly to CEO John Sztykiel during the transition.

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Spartan Motors: 2Q 2004 Results

Spartan Profit and Return (SPAR)/Backlog
On a consolidated basis, Spartan posted a return on invested capital(1) of 13.8 percent in the second quarter of 2004. During the three month period, Spartan also generated $9.8 million in cash flows from operations and ended the quarter with $25.5 million in cash and marketable securities. Consolidated backlog was $110.3 million as of June 30, 2004, up 44.4 percent from a backlog of $76.4 million at the same time last year.

Spartan Motors CFO Jim Knapp concluded: "Our consolidated earnings were ahead of estimates and up substantially from the prior year. As 2004 progresses, we will continue to look for ways to improve our production efficiencies while keeping operating expenses in check. We believe our investments in process improvement will continue to provide excellent returns."

Second Quarter Earnings Web Cast
Spartan Motors will host a conference call at 10 a.m. Eastern Time today to discuss these results and current business trends. To listen to the call, please click on the following link or go to http://www.spartanmotors.com/webcasts.asp. A replay of the call will be available through 5 p.m. Eastern Time, Thursday, August 12, 2004.

(1) The Company defines return on invested capital by calculating operating income, less taxes, on an annualized basis, divided by total shareholders' equity.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 700 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Tim Hanson Lambert, Edwards & Associates, Inc. (616) 233-0500 thanson@lambert-edwards.com

Spartan Motors: 2Q 2004 Results

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended June 30, 2004 and 2003

	June 30, 2004		June 30, 2003
	$-000-%		$-000-%

Sales	78,206		55,117
Cost of Sales	66,793		48,088
Gross Profit	11,413	14.6	7,029	12.8

Operating Expenses:
Research and Development	1,840	2.4	1,854	3.4
Selling, General and Administrative	6,039	7.7	5,537	10.1
Total Operating Expenses	7,879	10.1	7,391	13.5

Operating Income	3,534	4.5	(362)	(0.7)

Other Income (Expense):
Interest Expense	(103)	(0.1)	(117)	(0.2)
Interest and Other Income	158	0.2	129	0.3
Total Other Income (Expense)	55	0.1	12	0.1

Earnings before Taxes	3,589	4.6	(350)	(0.6)

Taxes	1,322	1.7	(129)	(0.2)

Net Earnings from Continuing Operations	2,267	2.9	(221)	(0.4)

Discontinued Operations:
Gain on Disposal of Carpenter	-	0.0	955	1.7

Net Earnings	2,267	2.9	734	1.3

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.18		(0.02)
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.08
Basic Net Earnings per Share	0.18		0.06

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.18		(0.02)
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.08
Diluted Net Earnings per Share	0.18		0.06

Basic Weighted Average Common Shares Outstanding	12,268		12,122

Diluted Weighted Average Common Shares Outstanding	12,665		12,403

Spartan Motors: 2Q 2004 Results

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Six Months Ended June 30, 2004 and 2003

	June 30, 2004		June 30, 2003
	$-000-%		$-000-%

Sales	140,311		115,535
Cost of Sales	119,639		98,922
Gross Profit	20,672	14.7	16,613	14.4

Operating Expenses:
Research and Development	3,629	2.6	3,603	3.1
Selling, General and Administrative	11,704	8.3	10,807	9.4
Total Operating Expenses	15,333	10.9	14,410	12.5

Operating Income	5,339	3.8	2,203	1.9

Other Income (Expense):
Interest Expense	(206)	(0.1)	(169)	(0.1)
Interest and Other Income	264	0.1	262	0.2
Total Other Income (Expense)	58	0.0	93	0.1

Earnings before Taxes	5,397	3.8	2,296	2.0

Taxes	1,804	1.3	427	0.5

Net Earnings from Continuing Operations	3,593	2.6	1,869	1.6

Discontinued Operations:
Gain on Disposal of Carpenter	-	0.0	1,465	1.3

Net Earnings	3,593	2.6	3,334	2.9

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.29		0.16
Discontinued Operations:
Gain on Disposal of Carpenter	-		0.12
Basic Net Earnings per Share	0.29		0.28

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.28		0.15
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.12
Diluted Net Earnings per Share	0.28		0.27

Basic Weighted Average Common Shares Outstanding	12,245		12,090

Diluted Weighted Average Common Shares Outstanding	12,614		12,445

Spartan Motors: 2Q 2004 Results

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$ 22,668	$ 18,481
Marketable securities	2,799	-
Accounts receivable, net	27,386	19,604
Inventories	31,402	26,588
Other current assets	5,034	5,726
Total current assets	89,289	70,399

Property, plant and equipment, net	16,210	14,784

Goodwill, net	4,543	4,543

Other assets	1,629	1,656

Total assets	$ 111,671	$ 91,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 29,198	$ 15,067
Accrued warranty	2,491	2,538
Accrued vacation, compensation and related taxes	3,917	3,766
Deposits from customers	9,181	6,797
Other current liabilities and accrued expenses	2,400	2,094
Current portion of long-term debt	10	-
Total current liabilities	47,197	30,262

Long-term debt, less current portion	138	-

Shareholders' equity:
Preferred stock	-	-
Common stock	123	122
Additional paid in capital	33,167	32,229
Retained earnings	31,047	28,769
Accumulated other comprehensive loss	(1)	-
Total shareholders' equity	64,336	61,120

Total liabilities and shareholders' equity	$ 111,671	$ 91,382